Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-203176, 333-184344, 333-160512, 333-203175, 333-123540, and 333-256179) on Form S-8 of our report dated June 18, 2021, with respect to the statements of net assets available for benefits as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes, and the supplemental schedule of Schedule H, line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2020 of the Overstock.com 401(k) Plan.

/s/ KPMG LLP

Salt Lake City, Utah
June 18, 2021